Exhibit 10.02
May 18, 2006
Henry “Pete” Linsert, Jr.
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, MD 21045
Dear Pete:
          On behalf of my fellow Board members and myself, please accept my congratulations on a spectacular 17 year career as Chief Executive Officer of Martek. Your diligence, vision and leadership have been essential to the growth and vibrancy of Martek. Similarly, your foresight in grooming Steve Dubin to be your successor is an achievement of which the entire Board is most appreciative and which will benefit Martek in the years to come. It has been a pleasure to be your colleague on the Board for the last few years and I look forward to our future endeavors.
          Now to the business at hand. This letter is a follow-up to the previous discussions that we have had regarding your indication to us that you will retire as Chief Executive Officer of Martek Biosciences Corporation (the “Company”) as of July 1, 2006 and your continued employment with the Company after your retirement. It is intended to supersede (except as provided below) the Employment Agreement between the Company and you dated May 4, 1990 (the “Employment Agreement”) and any other employment agreement or arrangement between the parties (but does not affect the terms of any stock options issued to you).
     1. Employment. Effective July 1, 2006 (the “Effective Date”), by mutual agreement the Employment Agreement is terminated and will have no further effect, except that the provisions of Section 2 thereof regarding competition and confidential information will continue to remain in full force and effect during the Service Term (as defined in Section 4 below) and, to the extent provided therein, after you leave the employ of the Company. As of the Effective Date the Company engages you to serve as an employee of the Company in a non-executive capacity, and you agree to serve the Company, during the Service Term, and subject to the terms and conditions, set forth in this Letter Agreement. As an employee, you shall report directly to the President and Chief Executive Officer. Nothing herein shall affect your service as a member of the Board of Directors (the “Board”) or, at the pleasure of the Board, as Chairman thereof.
     2. Duties. During the Service Term, you shall perform such duties as are mutually agreed among you, the Board and the Chief Executive Officer.
     It is understood that in performing these duties you will not be expected to devote more than one-half of your working time to the business of the Company and its subsidiaries.

Henry “Pete” Linsert, Jr.
May 18, 2006

     3. Salary, Bonus and Benefits. The Board, in its sole discretion, shall make all decisions related to your salary and the payment of bonuses, if any.
(a)	Base Salary. During the Service Term, the Company will pay you a base salary (the “Annual Base Salary”) as the Board may designate from time to time. The initial Annual Base Salary shall be at the rate of $285,000 per annum in accordance with the Company’s customary payroll practices (minus all applicable withholdings). The Annual Base Salary may be increased, but not decreased, from time to time during the Service Term by the Board in its sole discretion. Further, Steve Dubin, in his sole discretion, shall have the authority to increase the Annual Base Salary in an appropriate manner in the event that you devote more than one-half of your working time to the business of the Company and its subsidiaries. The compensation provided for in this letter agreement includes all compensation to be paid to you during the Service Term for your service as both an employee of the Company and as a member of the Board of Directors of the Company and you will not receive any fees like those paid to members of the Board who are not employees of the Company.

(b)	Bonus and Stock Incentive Plans. While you will not be a participant in the Company’s Management Cash Bonus Incentive Plan (the “Bonus Plan”), the Board may, in its sole discretion, pay you a bonus, pro-rated for the period of November 1, 2005 to June 30, 2006, on the same basis that bonus payments are made to Eligible Employees under the Bonus Plan for the Company’s FY2006. The Board may also make equity grants to you under the Company’s stock incentive plans in the Board’s sole discretion.

(c)	Benefits.
        (i) You and, to the extent eligible, your dependents, shall continue to be entitled to participate in and receive all benefits under any welfare or pension benefit plans and programs made available to you prior to July 1, 2006 (including, without limitation, medical, disability and life insurance programs, and accidental death and dismemberment protection), subject, however, to the generally applicable eligibility and other provisions of the various plans and programs and laws and regulations in effect from time to time. You will be entitled to six weeks paid time off during the Service Term.
        (ii) The Company shall continue to provide to you an office and secretarial services during the Service Term and will reimburse you for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred during the Service Term in the performance of your services hereunder in accordance with the policies of the Company as they are from time to time in effect.
        (iii) Notwithstanding anything to the contrary contained above, the Company shall be entitled to terminate or reduce any employee benefit enjoyed by you pursuant to the

Henry “Pete” Linsert, Jr.
May 18, 2006

provisions of this Section 3(c), if such reduction is part of an across-the-board reduction applicable to all employees of the Company who are entitled to such benefit.
     4. Employment Term. Unless your employment is sooner terminated as a result of your resignation or termination in accordance with the provisions of Section 5 below, your term of employment (“Service Term”) under this Agreement shall commence on July 1, 2006 and shall end on June 30, 2007.
     5. Termination. Your employment with the Company shall cease upon the first of the following events to occur (each a “Termination Date”):
(a)	Your death.

(b)	Your disability, which means your incapacity due to physical or mental illness such that you are unable to perform the essential functions of your previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by you), and (2) the Board has determined, based on competent medical advice, that such incapacity will likely last for a continuous period of at least six (6) months. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act.

(c)	Termination by the Company effective (i) upon delivery to you of written notice from the Board that you have been terminated with cause, or (ii) 30 days’ following delivery to you of written notice from the Board that you have been terminated without cause.

(d)	Your voluntary resignation by the delivery to the Board of a written notice of resignation at least 30 days prior to the resignation effective date.

(e)	Expiration of the Service Term under Section 4 of this letter.
     6. Rights on Termination.
          In the event your employment is terminated, the Company will pay your Annual Base Salary and all other benefits up to and including the Termination Date. In the case of a termination for any reason other than a termination by the Company without cause prior to the expiration of the Service Term, the Company’s obligations for such amounts will cease as of the Termination Date. In case of a termination of your employment by the Company without cause prior to the expiration of your Service Term, the Company will continue to pay your Annual Base Salary through the end of the Service Term, assuming no further renewals thereof, but shall not pay or provide any additional amounts after the Service Term. For purposes hereof, “cause” shall mean gross negligence, dishonesty, fraud, misappropriation or intentional material damage to the property or business of the Company, commission of a felony, substantial failure by you to perform your duties in compliance with this letter after notice to you by the Board specifying such failure, or

Henry “Pete” Linsert, Jr.
May 18, 2006

any other breach by you of the provisions hereof or Section 2 of the Employment Agreement, all as determined in the good faith business judgment of the Board.
     If this is in accordance with your understanding, please indicate with your signature below. Again, the Board extends to you its sincere appreciation for your distinguished service as the Company’s Chief Executive Officer.

Very truly yours,

/s/ Robert J. Flanagan
Robert Flanagan,
Chairman, Nominating and Corporate
Governance Committee
Accepted and agreed to
as of the date first above written

/s/ Henry Linsert, Jr.
Henry “Pete” Linsert, Jr.